Daktronics board of directors announces board retirements and nominations

Brookings, S.D., June 2, 2021 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) announces the retirement of Robert G. Dutcher and Byron J. Anderson both effective on September 1, 2021. Dutcher and Anderson have served on the Daktronics board of directors since 2002 and 2005, respectively.

The board also announces the nominations of Shereta Williams and Dr. Lance D. Bultena as independent directors to its board for election at the September 1, 2021 annual meeting of shareholders.

Reece A. Kurtenbach, chairman, president and CEO, recognized the contributions from Dutcher’s and Anderson’s leadership and dedication to Daktronics, “We thank Byron and Bob for their significant contributions to Daktronics. Bob has served on our Board for 19 years, and as Chair of the Compensation Committee since 2007. From his previous experience as Chair of the Board and CEO of Possis Medical Inc., Bob brought to our board extensive knowledge in driving profitable growth in technology driven industries. Byron has served on our board for 16 years, serving on the Compensation and Nominating and Governance Committees. Byron’s experience as a senior leader at Agilent Technologies, Inc. and Hewlett-Packard Company brought unique knowledge of supply chains, international development, and organization strategy. We are grateful for Bob’s and Byron’s contributions to Daktronics over the years and wish them the best in retirement.”

Kurtenbach continued, “The nominations of Shereta and Lance will contribute to the strength of our board by bringing unique perspectives, experiences, and expertise. Shereta brings digital media industry strategic leadership demonstrated by an impressive track record of growth and diversification for the companies she has served. Lance brings a rich understanding of economic issues and background in global regulations and public policy. Lance has helped clients improve business outcomes and helps clients stay ahead of developments in these areas.”

More about the nominees

Shereta Williams is Vice President Business Development on the strategy and corporate development team of Cox Enterprises, Inc. based in Atlanta, Georgia and has served in such capacity since 2020. She has held a variety of strategy, corporate development and business development roles within the Cox Enterprise, Inc. subsidiaries and groups including President of Videa, LLC from 2014 through 2020; Vice President of Corporation Development for Cox Media Group from 2010 to 2013; and Director of Development and Digital Services for Cox Television from 2001 through 2006. In between the roles at Cox, from 2006 through 2009 she was the managing director of the currency division for Maven Funds, a startup hedge fund in Atlanta where she was responsible for managing traders, implementation of automated trading systems, risk management and operations. She began her career working in investment banking as analyst for mergers and acquisitions for Lazard Freres & Co, LLC from 1996 through 1998. She holds a Bachelor of Science degree in Electrical Engineering, with a concentration in Economics from the Massachusetts Institute of Technology. Ms. Williams brings to the Board extensive knowledge in corporate development, strategy, and mergers and acquisitions, as well as operational leadership in the digital communications industry.

Dr. Lance D. Bultena is the Global Director of Thought Leadership for Mobility and Transportation at Hogan Lovells, a global law firm, where he is currently a senior counsel after serving as a partner for many years. He has been at the firm (and its predecessor Hogan & Hartson) since 1999. He was Counsel to the U.S. Senate Committee on Commerce, Science, and Transportation from 1995-1999. He received a doctorate (D. Phil) in Politics and a masters (M.Phil) in Economics from Oxford University which he attended as a Rhodes Scholar. He received a law degree (J.D.) from Harvard Law School and did his undergraduate study at the University of South Dakota. Dr. Bultena brings to the board significant experience in helping businesses evaluate and address the challenges of technological change and public policy developments.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2020 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com